Exhibit 10.3

CHENIERE ENERGY, INC.

2008 LONG-TERM RETENTION PLAN

In order to retain the individuals identified from time to time by the Compensation Committee as key employees or consultants of Cheniere Energy, Inc. and its subsidiaries (the “Company”) for an extended period of time, the Company shall provide the following award to employees or consultants designated by the Compensation Committee:

Equity Award

Designated employees or consultants will receive a grant of Restricted Stock under and pursuant to the terms of the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) which shall vest in equal amounts on December 31, 2008, December 31, 2009 and December 31, 2010, pursuant to the terms of the 2003 Plan and the Restricted Stock Grant approved by the Compensation Committee.